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EXHIBIT 3.3

SEAL - STATE OF NEVADA

       CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                     (after Issuance of stock)

                SPORT ENTERTAINMENT PRODUCTIONS INC.
                        Name of Corporation

     We the undersigned BYRON COX and ROBERT DINNING, President and Secretary, of SPORTS ENTERTAINMENT PRODUCTIONS do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 12th day of December, 1997, adopted a resolution to amend the original articles as follows:

          Article One is hereby amended to read as follows:

          The name of the Corporation is:

                      REWARD ENTERPRISES INC.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is _________; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                   /s/ Byron Cox
                                   President

                                   /s/ Robert Dinning
                                   Secretary

Province of British Columbia  )
                              ) ss.
Canada                        )

     On July 20, 1998, personally appeared before me, a Notary Public Byron Cox and Robert Dinning who acknowledged that they executed the above instrument.

                                   /s/ eligible



(Notary stamp or seal)